UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016

ADDENTAX GROUP CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-206097	35-2521028
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

Floor 13th, Building 1, Block B, Zhihui Square, Nanshan District, Shenzhen City, China 518000

(Address of principal executive offices) (Zip Code)

+ 86 755 86961405

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 2479.374a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 2479.374d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2479.373e-4c))

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On November 21, 2016, Otmane Tajmouati, the holder of an aggregate of 6,000,000 shares of Common Stock of Addentax Group Corp. (the “Company”), representing approximately 86.71% of the issued and outstanding shares of Common Stock of the Company, sold all 6,000,000 of his shares of Common Stock to the purchasers shown in the table below, each of whom now beneficially owns greater than 5% of the Company’s issued and outstanding shares of Common Stock (the “Purchasers”), for a total purchase price of $253,200.00.

As a result of the transaction on November 21, 2016 (the “Closing Date”), the Purchasers collectively own Common Stock representing approximately 86.71% of the issued and outstanding shares of Common Stock. The purchase of common stock by the Purchasers was financed with the personal savings of the Purchasers.

The following table sets forth, as of November 28, 2016, certain information regarding the beneficial ownership of the shares of Common Stock by: (i) each person who, to the Company’s knowledge, beneficially owns 5% or more of the shares of Common Stock and (ii) each of the Company’s directors and “named executive officers.” As of the November 28, 2016, there were 6,920,000 shares of Common Stock issued and outstanding.

Title of class	Name and address of beneficial owner and nature of beneficial ownership	Amount	Percent of class

	Officers and Directors

Common	Otmane Tajmouati, Departing CEO and Departing Director	0*	*0%

Common	Yu Keying Number 4, Second Lane, East Zone, Xinsancun, Buji Street, Longgang District, Shenzhen City, Guangdong Province CEO, President, Secretary, Treasurer, CFO, Director, Chairman	3,800,000	54.91%

	Total Officers and Directors	3,800,000	54.91%

Common	22 Individual Shareholders (1)	2,200,000	31.80%

	Total Other Shares	2,200,000	31.80%

*	Otmane Tajmouati sold all of his 6,000,000 shares of the Company’s Common Stock, effective November 21, 2016, and now owns 0%.
(1)	The remaining 2,200,000 of Otmane Tajmouati’s shares of the Company’s Common Stock were sold to Twenty-Two (22) individual shareholders, each of whom beneficially owns less than 5% of the total issued and outstanding shares of Common Stock as of November 28, 2016.

The above table reflects share ownership as of November 28, 2016, and after giving effect to the transactions that took place on the Closing Date. Each share of Common Stock has one vote per share on all matters submitted to a vote of our shareholders. We have no preferred stock issued and outstanding.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On the Closing Date, Mr. Tajmouati resigned from all officer positions with the Company and resigned as Director, and Chairman of the Board. The Company did not have any committees, and therefore Mr. Tajmouati never served on any committees. Mr. Tajmouati did not resign as a result of any disagreement with the Company.

Mr. Yu Keying was appointed Chairman of the Board, and the Board appointed him to the following officer and director positions:

Name	Age	Position(s)
Yu Keying	48	CEO, President, Secretary, Treasurer, CFO, Director, Chairman

Yu Keying - Chief Executive Officer, President, Secretary, Treasurer, CFO, Director, Chairman of the Board

Mr. Yu, age 48, graduated with a diploma in 1986 from Buji High School in China.

Subsequent to his graduation, from July 1986 to present, Mr. Yu has been working in Shenzhen Mailang Garments Co. Ltd as Manager. Shenzhen Mailang Garments Co. Ltd is an enterprise responsible for developing, producing and selling garments of two main leisure men’s brands called Mylooo and Tannoy covering T-shirts, sweaters, windbreaker and other product lines. There are numbers of sales outlets in Guangzhou, Beijing, Shanghai, Hong Kong, Taiwan and other overseas market. Mr Yu has been responsible for company operations related to product development and sales management. With many years of extensive experience in manager position, Mr. Yu is qualified to serve as a director of the Company.

The Company has not entered into any material plan, contract or arrangement (whether or not written) with Yu Keying as of November 28, 2016.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Written Board Consent Appointing New Officer and Director dated November 21, 2016

10.2	Resignation Letter of Otmane Tajmouati

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADDENTAX GROUP CORP.

Date: November 25, 2016	By:	/s/ Yu Keying
Yu Keying, Chief Executive Officer

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